Exhibit 99.2

The Board of Directors
Abraxis BioScience, Inc.
11755 Wilshire Blvd.
Suite 2000
Los Angeles, CA 90025

Dear Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated June 30, 2010, to the Board of Directors of Abraxis BioScience, Inc. (“Abraxis”) as Annex G to, and reference thereto under the headings “SUMMARY — Opinions of Financial Advisors to Abraxis — Lazard Frères & Co. LLC” and “THE MERGER — Opinions of Financial Advisors to Abraxis — Lazard Frères & Co. LLC” in, the proxy statement/prospectus relating to the proposed transaction involving Abraxis, Artistry Acquisition Corp. and Celgene Corporation, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Celgene Corporation (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By	/s/ Stephen Sands
Managing Director

July 28, 2010